EXHIBIT 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of July 21, 2026, is by and among Research Alliance Holdings IV LLC and Matthew Hammond (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule  13D with respect to the Class A ordinary shares, par value $0.0001 per share of Research Alliance Corporation IV beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

RESEARCH ALLIANCE HOLDINGS IV LLC

By:

/s/ Matthew Hammond

Name:

Matthew Hammond

Title:

Manager

MATTHEW HAMMOND

/s/ Matthew Hammond